Exhibit 99

For Immediate Release

Fremont Michigan InsuraCorp, Inc. Announces

Declaration of First Quarterly Cash Dividend

Fremont, MI, July 22, 2008 — Fremont Michigan InsuraCorp, Inc. (Fremont) (OTC BB: FMMH) announced today that its Board of Directors declared its first quarterly cash dividend of $.03 per share on the common stock of the Company payable on September 26, 2008 to the shareholders of record at the close of business on September 10, 2008.

Richard E. Dunning, President and CEO stated, “The Fremont Insurance team continues to demonstrate its cooperative efforts to generate solid top line and bottom line stability, and this dividend is further evidence to our shareholders and agents of our business partnership.”

About Fremont Michigan InsuraCorp, Inc.

Fremont Michigan InsuraCorp, Inc. is the holding company for Fremont Insurance Company. Headquartered in Fremont, Michigan, the company provides property and casualty insurance to individuals, farms and small businesses exclusively in Michigan. Fremont Michigan InsuraCorp’s common stock is listed on the OTC Bulletin Board (OTCBB) under the symbol “FMMH.”

Contact

Fremont Michigan InsuraCorp, Inc.

Kevin G. Kaastra

Vice President of Finance

231-924-0300

Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward- looking statements are subject to change and uncertainty that are, in many instances, beyond the company’s control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on Fremont Michigan InsuraCorp, Inc. For a list of factors which could affect the Company’s results, see the Company’s filings with the Securities and Exchange Commission, including “Item 1A. Risk Factors,” set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on the Company will be those anticipated by management.